SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                 -----------

                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported)   May 23, 1996


                       STORAGE TECHNOLOGY CORPORATION
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           (Exact Name of Registrant as Specified in its Charter)


           Delaware                1-7534                84-0593263
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       (State or other          (Commission            (IRS Employer
       Jurisdiction of          File Number)           Identification
        Incorporation                                       No.)


           2270 South 88th Street, Louisville, Colorado 80028-4309
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            (Address of Principal Executive Offices)  (Zip Code)


     Registrant's telephone number, including area code  (303) 673-5151


                               Not applicable
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        (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5.    OTHER EVENTS

     On May 23, 1996, the Company announced the appointment of David E. Weiss as the new Chairman of the Board, President and Chief Executive Officer of StorageTek, succeeding Ryal R. Poppa, who retired from his positions as an officer and director of the Company effective on such date. The Board appointed Mr. Weiss as a director to fill the vacancy on the Board of Directors created by Mr. Poppa's resignation from the Board. Mr. Poppa currently intends to continue to serve in an advisory position to the Board and as an employee of the Company until January 20, 1997.

     On May 23, 1996, the Company also announced the appointment of David E. Lacey as Executive Vice President and Chief Financial Officer. He had served as interim Chief Financial Officer since February 1995.

     In connection with Mr. Weiss' appointment as Chairman of the Board, President and Chief Executive Officer, the Company and Mr. Weiss entered into an agreement on May 22, 1996, concerning the terms of his employment. The agreement is for a term of three years and provides for annual base compensation of $550,000 and participation in the MBO bonus program at a bonus percentage of 70%. In the event of an involuntary termination without cause, or in the event of death, the agreement provides for a severance payment equal to the greater of (i) the sum of his current rate of annual base compensation for twelve months plus 100% of the then-current bonus percentage (whether or not such bonus would have been otherwise payable); and (ii) the balance of all amounts payable under his agreement. In the event of a change in control followed by voluntary termination within 24 months, Mr. Weiss would receive an amount equal to twice his annual base salary plus two times 100% of the then-current bonus amount, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. In addition, the agreement provides that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits shall either be delivered in full or shall be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to Mr. Weiss. The agreement also provides for medical and life insurance, financial services and an automobile allowance. Mr. Weiss also was granted stock options to purchase 250,000 shares of Common Stock with an exercise price of $34.375, the fair market value on the date of grant, that will vest based upon tenure and Company performance considerations.

The Company and Mr. Poppa entered into an agreement on May 23, 1996, concerning the terms of his retirement from the positions as Chairman of the Board,

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President and Chief Executive Officer.  Under the terms of the agreement,
Mr. Poppa will be employed by the Company in an advisory position reporting to the lead director through January 20, 1997. Mr. Poppa will continue to receive his annual base compensation of $650,000 and will be eligible to receive a bonus payment of $200,000 if the 1996 MBO plan performance target is fully met. Upon his retirement, Mr. Poppa's outstanding restricted stock will vest and he will be entitled to receive his vested stock options. During the term of the agreement, Mr. Poppa will not be granted any additional stock options, but will receive standard corporate officer benefits. Upon his retirement from the Company, Mr. Poppa will be entitled to receive deferred compensation and medical and life insurance coverage pursuant to the terms of the Company's existing plans.

ITEM 7.    EXHIBITS

     The following financial statements, pro forma financial information and exhibits are filed as part of this report:

     (A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                Not applicable

     (B)   PRO FORMA FINANCIAL INFORMATION.

                Not applicable

     (C)   EXHIBITS.

                99.1 Storage Technology Corporation press release dated May 23, 1996.











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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Storage Technology Corporation

                                  By:     /s/ DAVID E. LACEY
                                     ----------------------------
                                            David E. Lacey
                                     Executive Vice President and
                                       Chief Financial Officer



Date:  May 23, 1996